Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of Fitness Fanatics Limited on Form F-1 of our report dated May 2, 2025, except for the change in the manner in Note 18 and 19 to the combined financial statements, as to which the date is June 13, 2025, and further amendments to Note 19 as to which the dates are June 27, 2025 and July 8, 2025 with respect to the combined financial statements of Fitness Fanatics Limited and Subsidiaries as of December 31, 2023 and 2024 and for each of the years in the two-year period ended December 31, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co
ARK Pro CPA & Co

Hong Kong, China

August 11, 2025